EXHIBIT 10.3

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2019

PEOPLES BANCORP INC.
ANNUAL INCENTIVE PROGRAM
Effective Beginning January 1, 2020

Objectives

1.	Reward employees of Peoples Bancorp Inc. (“Peoples”) and subsidiaries of Peoples for enhancing shareholder value.
2.	Contribute toward a compensation program that serves to retain, recruit and develop talented financial services personnel and management.
3.	Discourage unnecessary and excessive risk-taking.

Participation

1.	The Compensation Committee approves the participation of executive officers and other senior officers of Peoples and its subsidiaries in the annual incentive program. Executive officers identify other officers and employees who serve Peoples in leadership or support roles for inclusion in the annual incentive program.
2.	Participants must be employed as of the payout date in respect of a measurement period to receive payment for such measurement period; provided, however, that participants not employed as of the payout date may still receive payment if they are employed as of the last day of the measurement period and their employment terminated either due to Retirement or involuntarily without Cause. The terms “Retirement” and “Cause” have the meanings given to them in the Peoples Bancorp Third Amended and Restated 2006 Equity Plan.
3.	Participants must be employed before October 1 of Peoples’ fiscal year to be eligible for payment for the related measurement period. Exceptions to this requirement may be made at the discretion of the Compensation Committee.
4.	The Compensation Committee retains the right to exercise discretion in the awarding of actual level of payments under the annual incentive program.

Program Design, Performance Measures, and Payouts

1.	The annual incentive program is designed to recognize and reward performance against established financial and non-financial targets.
a.		Corporate goals and individual goals are established on an annual basis.
		i.	Corporate goals are established for the measurement period by the Board of Directors of Peoples Bancorp Inc. at its discretion.
		ii.	It is contemplated the corporate goals will be comprised of a variety of metrics related to Peoples’ consolidated financial performance.
		iii.	Individual goals for the executive officers of Peoples will be approved by the Compensation Committee on an annual basis. Goals for other participants are established under the oversight of the Compensation Committee.
	b.	An absolute minimum level of corporate performance in respect of one or more of the financial goals will be established on an annual basis by the Board of Directors of Peoples. This is the minimum level of corporate performance that must be achieved before any incentive payout, which may otherwise be earned in respect of the level of achievement for any other corporate or individual goal(s) can be made. If Peoples fails to achieve the designated absolute minimum level of corporate performance, participants will generally not be eligible for any incentive payout. However, the Compensation Committee retains the right to make incentive payouts in its discretion based on achievement of the established corporate and/or individual goals earned for a measurement period, even if the absolute minimum level of corporate performance is not attained.
2.	Three levels of achievement are established for each goal: threshold, target and maximum.
3.	All potential payouts under the annual incentive program will represent a percentage of each participant’s base annual salary (or its equivalent based upon the participant’s role within a subsidiary of Peoples) earned in the measurement period, which percentage may vary by the participant as determined by the Compensation Committee.
4.	All awards earned for a measurement period under the annual incentive program will be paid in cash by March 15 of the year following the measurement period, which is Peoples' fiscal year.

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